                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:




[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))


[X]  Definitive Proxy Statement


[ ]  Definitive Additional Materials


[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         THE NEW SOUTH AFRICA FUND INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         THE NEW SOUTH AFRICA FUND INC.

                              101 CARNEGIE CENTER
                             PRINCETON, N.J. 08540
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             ---------------------

     To our Stockholders:


     Notice is hereby given that a Special Meeting of Stockholders of The New South Africa Fund Inc. (the "Fund") will be held at 11:00 a.m. on Monday, November 23, 1998 at the offices of Bear Stearns Funds Management Inc., 245 Park Avenue, New York, New York 10167, U.S.A., for the following purposes:


          (1) To consider and act upon two stockholder proposals:

             A. That the Investment Advisory Agreement between Fleming International Asset Management Limited ("FIAM") and the Fund be terminated and a recommendation that the Board of Directors of the Fund approve a new investment advisory agreement with FIAM on different financial terms ("Stockholder Proposal A");

             B. That it be recommended that the Board of Directors consider approving and submitting to stockholders, as soon as possible, a plan whereby the Fund would be liquidated in an orderly manner ("Stockholder Proposal B"); and

          (2) To transact such other business as may properly come before the meeting.


     Stockholders of record at the close of business on November 4, 1998 will be entitled to vote at the meeting.


                                          By order of the Board of Directors,

                                          LINDA E. FIELD
                                          Secretary


November 9, 1998


     IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.

                         THE NEW SOUTH AFRICA FUND INC.

                              101 CARNEGIE CENTER
                             PRINCETON, N.J. 08540

                             ---------------------
                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                             ---------------------


     This Proxy Statement is furnished to the stockholders of THE NEW SOUTH AFRICA FUND INC. (the "Fund") in connection with the solicitation by the Board of Directors of the Fund (the "Board" or "Board of Directors") of proxies to be used at a Special Meeting of Stockholders (the "Meeting") of the Fund to be held at the offices of the Fund's administrator, Bear Stearns Funds Management Inc., 245 Park Avenue, New York, New York 10167, U.S.A., on Monday, November 23, 1998 at 11:00 a.m. for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders (the "Notice"). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about November 9, 1998.



     Stockholders of record at the close of business on November 4, 1998 (the "Record Date"), will be entitled to vote at the Meeting. On the Record Date the Fund had outstanding and entitled to vote at the Meeting 4,035,169 shares, each entitled to one vote. The presence, in person or by proxy (except as described below), of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast will constitute a quorum. Holders of shares covered by a properly executed and returned proxy will be considered present at the Meeting for purposes of determining the existence of a quorum for the transaction of business even if such proxy contains instructions to abstain with respect to one or more of the proposals set forth in the Notice, or does not include voting instructions with respect to one or more of such proposals. Notwithstanding the foregoing, however, holders of shares covered by a proxy representing a broker "non-vote", as described below, will be considered not to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business.


     If the enclosed proxy is duly executed and returned in time to be voted at the Meeting, and not subsequently revoked, all shares represented by such proxy will be voted in accordance with the instructions marked thereon, and in the best judgment of the persons named as proxies with respect to any other business as may properly come before the Meeting or any adjournment thereof. However (except in the case of broker "non-votes" as described below), if no instructions are specified with respect to any one or more of the proposals set forth in the Notice, all shares represented by such proxy will be voted "AGAINST" Stockholder Proposal A and to "ABSTAIN" from voting on Stockholder Proposal B with respect to each of such proposals as to which no instructions are specified, and in the best judgment of the persons named as proxies with respect to any other business as may properly come before the Meeting or any adjournment thereof. If a proxy that is properly executed and returned accompanied by instructions to withhold authority to vote represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power), the shares represented thereby will be considered not to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business, and be deemed not cast with respect to such proposal.

     Assuming a quorum is present at the Meeting, the affirmative vote of stockholders representing a majority of votes cast will be required for the approval of Stockholder Proposal B. Abstentions and broker "non-votes" with respect to such proposal will not constitute a vote "for" or "against", and will not be considered to have been cast. Under the Investment Company Act of 1940, as amended (the "1940 Act"), and assuming a quorum is present, the affirmative vote of stockholders representing either (i) 67% or more of the shares represented at the Meeting, or (ii) 50% of the outstanding shares of the Fund (whichever is less) will be required for the approval of Stockholder Proposal A (to terminate the Fund's investment advisory agreement). Accordingly, abstentions and broker "non-votes", which will not be considered to have been cast, will also have the effect of a vote "against" such proposal.

     Any stockholder giving a proxy will have the power to revoke it by notice in writing received by the Secretary of the Fund, c/o The New South Africa Fund Inc., 101 Carnegie Center, Princeton, N.J. 08540, U.S.A., prior to the exercise of such proxy at the Meeting. Also, any stockholder attending the Meeting may vote in person whether or not he or she has previously filed an executed proxy.

     Other than as set forth in the table below and notes thereto, no person, to the knowledge of the Fund, owned 5% or more of the outstanding shares of the Fund. Each share or fractional share outstanding on the Record Date will be entitled to one vote or fractional vote at the Meeting.

     As of Record Date, the following persons were known to the Fund to be beneficial owners of more than 5% of the outstanding shares of the Fund.


                                                                         AMOUNT AND NATURE   PERCENT
                                                                           OF BENEFICIAL        OF
           TITLE OF CLASS                 NAME OF BENEFICIAL OWNER           OWNERSHIP       CLASS(1)
------------------------------------  --------------------------------   -----------------   --------
Common Stock, par value               President and Fellows of Harvard         401,300(2)    9.95(2)
$0.001 per share                      College(2)

                                      City of London Investment Group
                                      PLC(3)                                   773,205       19.16(3)


---------------


(1) Based upon 4,035,169 shares of common stock of the Fund outstanding as of the Record Date.


(2) Information regarding beneficial ownership of shares of common stock of the Fund by the President and Fellows of Harvard College ("Harvard") is based solely upon information in Harvard's report on Schedule 13G/A understood to have been filed with the U.S. Securities and Exchange Commission (the "SEC") on February 13, 1998.


(3) The Fund has been advised that beneficial ownership of shares reported by City of London Investment Group PLC ("CLIG")(formerly Olliff & Partners PLC) includes beneficial ownership of shares held by entities that are directly or indirectly controlled by CLIG. These entities include two investment managers, City of London Investment Management Company Ltd. ("CLIM") and City of London Unit Trust Managers Ltd. ("CLUTM"), and two collective investment vehicles, Emerging Markets Country Fund ("EMCF") and Emerging Market Country Trust ("EMCT"). The Fund has been advised that CLIM and CLUTM acts as investment manager of EMCF and EMCT, respectively. Information regarding beneficial ownership of shares of common stock of the Fund for CLIG is based solely upon information in its report on Schedule 13G understood to have been filed with the SEC on August 13, 1998.


     All costs of solicitation will be borne by the Fund. Proxy solicitations will be made by the use of the mails, but solicitations may also be made by telephone, telegraph and/or personal interview by officers or employees of the Fund, and by officers or employees of Fleming International Asset Management Limited, the investment adviser to the Fund, and its affiliates, without special compensation. The Fund has also retained the services of MacKenzie Partners Inc. for the solicitation of proxies. The Fund anticipates that it will pay such firm a fee of approximately $10,000, which may increase to $15,000 to $20,000 or more depending on the solicitation requirements, and will reimburse such firm for its reasonable expenses. Proxies should be returned in the enclosed envelope.

     The Fund's investment adviser is Fleming International Asset Management Limited ("FIAM" or the "Investment Adviser"), 25 Copthall Avenue, London EC2R 7DR, United Kingdom.

     COPIES OF THE FUND'S MOST RECENT ANNUAL REPORT MAY BE OBTAINED WITHOUT CHARGE BY CALLING 1-800-852-4750, OR BY WRITING TO THE FUND'S TRANSFER AGENT, C/O PFPC INC., 400 BELLEVUE PARKWAY, WILMINGTON, DELAWARE 19809.

                             STOCKHOLDER PROPOSAL A


     The Emerging Markets Country Fund ("EMCF") has submitted a proposal that, if adopted, would terminate the existing investment advisory agreement between the Fund and FIAM (the "Investment Advisory Agreement") and recommend that the Board of Directors approve a new investment advisory agreement with FIAM which would reduce FIAM's investment advisory fees as the discount to net asset value ("NAV") of the Fund's shares increases. EMCF's address and the number of shares owned by it will be furnished promptly by the Secretary of the Fund either orally or in written form as it is requested upon the receipt of any oral or written request. The Board recommends that stockholders vote "AGAINST" Stockholder Proposal A for the reasons set forth below under the caption "Response of the Board of Directors To Stockholder Proposal A".


     Stockholder Proposal A, together with the statement in support of such proposal submitted by EMCF, is as follows:

          RESOLVED: That the stockholders of the Fund mandate that the Fund terminate the Investment Advisory Agreement between the Fund and Fleming International Asset Management Limited ("FIAM"), and recommend to the Board of Directors that it be replaced with another investment advisory agreement with FIAM containing identical terms except that the remuneration arrangements of the Agreement be such that the monthly investment advisory fee (currently charged at an annual rate of 1.25%) is varied in accordance with the following formulae:

          Firstly, calculate the average discount or premium of the Fund's stock price to its NAV as at the close of dealings on each and every NAV calculation day (on the same basis as the Investment Advisory Agreement currently calculates the average weekly net assets for the Fund) ("the Average Discount" or "the Average Premium") and secondly apply the following fee variation schedule as required:

             (a) if the Average Discount percentage is less than 5% or there is an Average Premium, the monthly fee will not be varied;

             (b) if the Average Discount percentage is less than 10% but not less than 5%, the monthly fee shall be reduced by the Average Discount percentage;

             (c) if the Average Discount percentage is less than 15% but not less than 10%, the monthly fee shall be reduced by one and a half times the Average Discount percentage;

             (d) if the Average Discount percentage is less than 20% but not less than 15%, the monthly fee shall be reduced by twice the Average Discount percentage;

             (e) if the Average Discount percentage is less than 25% but not less than 20%, the monthly fee shall be reduced by two and a half times the Average Discount percentage; and

             (f) if the Average Discount percentage is 25% or greater, the monthly fee shall be reduced by three times the Average Discount percentage.

STOCKHOLDER'S SUPPORTING STATEMENT

     In response to concerns expressed by several stockholders, the Fund has called a special stockholders meeting to obtain approval to conduct measures to reduce the discount to NAV at which the Fund trades and has invited stockholders to submit their own proposals for consideration at this meeting. The above proposal is designed to align more closely the interests of stockholders and management by tying management's remuneration inextricably to the performance of the Fund=s discount to NAV, rather than solely to its NAV.

     We believe that such a marrying of investors' and management's interests is essential if stockholders are able to believe that management will give more than mere token consideration to the not unreasonable desire of stockholders to be able to dispose of their investment in the Fund at or close to the Fund's NAV whenever they so wish, yet falling short of the Fund becoming open-ended.

     We believe that this proposal will encourage management to promote and market the Fund, since if the Fund continues to trade at a significant discount to its underlying NAV per share, management's remuneration will be substantially reduced.

RESPONSE OF THE BOARD OF DIRECTORS TO STOCKHOLDER PROPOSAL A

     The Board's rationale for its recommendation that stockholders vote "AGAINST" Stockholder Proposal A is as follows (each of which represents the views of all of the directors).

     - The investment adviser's job is to achieve long-term growth in NAV. Increasing the NAV of the Fund is unrelated to reducing the discount to NAV, and linking the investment adviser's fee to the size of the discount to NAV will result in a misalignment of those interests;

     - The existing investment advisory fee gives the investment adviser the proper incentives to increase net asset value and accordingly aligns the best interests of the stockholders with those of the investment adviser. If the investment adviser is paid less when the market discount widens (notwithstanding that actual investment performance may be favorable), the investment adviser may be disinclined to devote resources to the management of the Fund's assets and may be increasingly less concerned about the Fund's performance which could suffer as a result; accordingly, such a fee structure does not align the interests of Fund stockholders with those of the investment adviser;

     - The Fund's performance under FIAM's management has been favorable, relative to the market, and the Investment Advisory Agreement between FIAM and the Fund should not be terminated as it would be were Stockholder Proposal A to be adopted. The Fund's performance relative to the Johannesburg Stock Exchange All Share Index ("JSE ASI") is illustrated in the graph set forth in Annexure A hereto;

     - Investment advisers, such as FIAM, have expertise in asset management, not "discount management", and should be paid to manage Fund assets; to the extent the discount can be managed, dealing with the discount is the responsibility of the Board and that responsibility should not be shifted to the investment adviser;

     - The Board believes that the discount is the result of market sentiment and forces and cannot be controlled by the investment adviser; accordingly, an investment advisory fee arrangement (such as that recommended in Stockholder Proposal A) which penalizes an investment adviser when the discount widens, notwithstanding actual performance of the Fund, penalizes the investment adviser for no good reason;

     - FIAM is unwilling to act as investment adviser to the Fund under the specific terms recommended by Stockholder Proposal A and there is no assurance that the Fund would be able to find a new investment adviser of quality comparable to FIAM that would be willing to act for the Fund;

     - The outcome of the process of finding a new investment adviser, negotiating a new investment advisory agreement and obtaining stockholder approval of such agreement is uncertain, but it is certain that there would be costs associated with such process which would be borne by the Fund, thereby reducing NAV; and

     - Numerous important uncertainties are associated with the fee structure recommended in Stockholder Proposal A, including the following:

      - it has not been suggested (nor, in the view of the Board, does anyone know for sure) what additional promotional and marketing efforts by the investment adviser, if any, would, in fact, narrow any discount to NAV at which the Fund's shares trade and, if so, by how much and for how long;

      - the cost of such efforts, whether or not they might be effective, is unknown; and

      - there is no assurance that an investment adviser would be willing to absorb any of such costs, particularly under the terms of compensation recommended in Stockholder Proposal A.

     As required under the 1940 Act, the Board of Directors, including the non-interested directors, recently approved the continuation of the Investment Advisory Agreement with FIAM after concluding, upon review of relevant information made available to them pursuant to the 1940 Act, that such continuation was in the best interests of the stockholders of the Fund. The Board and the non-interested directors do not believe that there has been any change in the facts and circumstances upon which their decision to continue the Fund's existing Investment Advisory Agreement with FIAM was premised that would now warrant terminating FIAM or seeking to amend the provisions of the Investment Advisory Agreement relating to FIAM's fees, particularly in the manner suggested in Stockholder Proposal A. See Annexure B under the heading "Recent Approval of Investment Advisory Agreement by Board of Directors". Certain additional information concerning the Investment Advisory Agreement and FIAM is set forth in Annexure B hereto.

     Under the 1940 Act, adoption of this proposal requires the affirmative vote of the holders of (i) 67% or more of the shares present at the Meeting, if the holders of more than 50% of the outstanding shares are present or represented by proxy, or (ii) more than 50% of the outstanding shares of the Fund, whichever is less.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL A BY CHECKING THE APPROPRIATE BOX IN THE PROXY AS ILLUSTRATED BELOW, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

A. Stockholder Proposal A to terminate the Fund's Investment Advisory Agreement with Fleming International Asset Management Limited and recommend entering into a new investment advisory agreement with Fleming International Asset Management with the specified fee terms.

                    [ ] FOR       [X] AGAINST       [ ] ABSTAIN

                              STOCKHOLDER PROPOSAL B


     Opportunity Partners L.P. has submitted a proposal that, if adopted, would recommend that the Board of Directors consider approving and submitting to stockholders, as soon as possible, a plan whereby the Fund would be liquidated in an orderly manner. Opportunity Partners L.P.'s address and the number of shares owned by it will be furnished promptly by the Secretary of the Fund either orally or in written form as it is requested upon the receipt of any and or written request.


     Stockholder Proposal B, together with the statement in support of such proposal submitted by Opportunity Partners L.P., is as follows:

          RESOLVED: The stockholders recommend that the Board of Directors consider approving and submitting to stockholders, as soon as possible, a plan whereby the Fund would be liquidated in an orderly manner.

STOCKHOLDER'S SUPPORTING STATEMENT

     In response to concerns expressed by several stockholders, the Fund announced on June 30, 1998 "a series of significant steps intended to reduce the discount to Net Asset Value ("NAV") at which the Fund's shares have traded on the New York Stock Exchange". The first step was a self-tender offer for up to 10% of its outstanding shares. Additional measures to address the discount, including the calling of this special meeting, were also announced by the Fund. The fact that the Fund's self-tender offer was heavily oversubscribed leads us to conclude that most stockholders believe that it is in the best interest of the stockholders that the Fund be promptly liquidated in an orderly fashion.

     Stockholder Proposal B is, as required under Maryland law, advisory only and asks stockholders to vote to recommend that the Board of Directors take action to liquidate the Fund. Voluntary liquidation of the Fund would require a determination by the Board of Directors that liquidation is advisable as well as a second stockholder vote requiring a 66 2/3% stockholder approval at a meeting to be called and held subsequent to such a determination by the Board. Expenses associated with another proxy solicitation and convening of another stockholders' meeting, including the associated legal, accounting, proxy solicitor and printer fees and expenses, would be borne by the Fund.

     The affirmative vote of a majority of votes cast at the Meeting by stockholders entitled to vote which are present in person or represented by proxy is necessary for approval of this proposal.

     THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO HOW YOU SHOULD VOTE WITH REGARD TO THIS STOCKHOLDER PROPOSAL B.

                             STOCKHOLDER PROPOSALS

     Proposals by stockholders may be included in the Proxy Statement if the proposals are proper subjects for inclusion, are submitted to the Fund on a timely basis, and otherwise comply with Rule 14a-8 under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the laws of the State of Maryland. Each proposal submitted should include the full and correct registered name and address of the stockholder(s) making the proposal, the number of shares owned and the dates of acquisition thereof. If beneficial ownership is claimed, proof thereof should be submitted with proposal. In addition, proponents should appear personally or by proxy at the Annual Meeting to present the proposal for action. In order for such proposals to be included for the Annual Meeting of Stockholders to be held in 1999, they must be received by the Fund on or before January 8, 1999.

                                 OTHER MATTERS

     Management does not know of any matters to be presented at the Meeting other than those stated above. If any other business should come before the Meeting, the persons named in the proxies intend to vote thereon in accordance with the views of the Fund's management.

                                          By order of the Board of Directors,

                                          LINDA E. FIELD
                                          Secretary


November 9, 1998

                                                                      ANNEXURE A

     The following graph illustrates the NAV performance of the fund, compared to the JSE ASI.


          THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND
         ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR
                          THE PURPOSE OF EDGAR FILING

                           NSAF NAV(1)(2)      JSE ASI(1)(3)
     11-Mar-94              0.00%                0.00%
     31-Mar-94              -1.16%              -12.09%
     30-Apr-94              8.36%                1.45%
     31-May-94              4.94%               -1.61%
     30-Jun-94              4.36%               -0.79%
     31-Jul-94              9.08%                6.78%
     31-Aug-94              14.83%              13.39%
     30-Sep-94              18.31%              16.53%
     31-Oct-94              27.18%              24.66%
     30-Nov-94              27.25%              22.47%
     31-Dec-94              31.41%              26.21%
     31-Jan-95              15.87%               7.93%
     28-Feb-95              22.25%              15.39%
     31-Mar-95              36.25%              29.39%
     30-Apr-95              38.72%              32.75%
     31-May-95              37.79%              30.15%
     30-Jun-95              38.10%              30.65%
     31-Jul-95              38.25%              31.65%
     31-Aug-95              40.25%              32.93%
     30-Sep-95              43.66%              35.83%
     31-Oct-95              47.77%              39.15%
     30-Nov-95              50.41%              42.72%
     31-Dec-95              59.04%              49.77%
     31-Jan-96              70.96%              65.01%
     29-Feb-96              56.14%              51.70%
     31-Mar-96              52.03%              48.63%
     30-Apr-96              43.89%              41.23%
     31-May-96              38.41%              37.40%
     30-Jun-96              41.55%              39.58%
     31-Jul-96              28.50%              28.12%
     31-Aug-96              28.82%              30.63%
     30-Sep-96              34.54%              32.80%
     31-Oct-96              32.29%              30.23%
     30-Nov-96              29.79%              27.57%
     31-Dec-96              27.52%              24.53%
     31-Jan-97              32.78%              28.34%
     28-Feb-97              42.26%              39.81%
     31-Mar-97              45.26%              40.71%
     30-Apr-97              47.45%              40.54%
     31-May-97              46.64%              37.78%
     30-Jun-97              55.87%              43.41%
     31-Jul-97              55.31%              42.27%
     31-Aug-97              48.66%              36.48%
     30-Sep-97              43.24%              34.16%
     31-Oct-97              33.38%              19.93%
     30-Nov-97              28.44%              14.28%
     31-Dec-97              26.68%              11.72%
     31-Jan-98              37.41%              16.40%
     28-Feb-98              58.33%              25.75%
     31-Mar-98              61.39%              31.96%
     30-Apr-98              76.36%              42.85%
     31-May-98              69.60%              29.71%
     30-Jun-98              32.90%              -0.49%
     31-Jul-98              41.92%               0.48%
     31-Aug-98             -19.75%              -33.09%

Past performance is not predictive of future performance

---------------

(1) Based on month-end data.
(2) Assumes reinvestment of dividends and distributions in accordance with the Fund's Dividend Reinvestment Plan.
(3) The JSE ASI excludes reinvestment of dividends on the underlying securities.

                                                                      ANNEXURE B

                    INFORMATION ABOUT THE INVESTMENT ADVISER

     Pursuant to the Investment Advisory Agreement, dated as of March 4, 1994, the Fund has retained FIAM as investment adviser. A copy of the Investment Advisory Agreement is set forth as Exhibit I to this Proxy Statement. At the time the Fund commenced operations, Robert Fleming Inc. was the investment adviser under the Investment Advisory Agreement. Robert Fleming Inc. assigned the Investment Advisory Agreement to FIAM on May 4, 1994. A copy of the instrument of assignment is also included in Exhibit I to this Proxy Statement. None of the terms of the Investment Advisory Agreement was changed in connection with such assignment and no consideration was paid. Robert Fleming Inc. and FIAM are affiliates of each other and are under the common control of Robert Fleming Holdings Limited ("Robert Fleming"). The Investment Advisory Agreement was last submitted to a vote of the Fund's stockholders for approval on May 24, 1995, when the Stockholders ratified the assignment of the Investment Advisory Agreement from Robert Fleming Inc. to FIAM.

     FIAM, a corporation incorporated pursuant to the laws of England, is a wholly-owned subsidiary of Robert Fleming Asset Management Limited, which is the London-based wholly-owned asset management company of Robert Fleming. Robert Fleming, the ultimate corporate parent of FIAM, is also the holding company of a London-based investment banking group that was founded in 1873. It provides a full range of financial services and had approximately $100 billion in assets under management as at March 31, 1998. Its office network extends from the United Kingdom to South Africa, France, Germany, Italy, Luxembourg, Spain, Switzerland, Bahrain, Russia, the United States and Canada. Robert Fleming operates throughout the Asia Pacific region through Jardine Fleming. The address of FIAM, Robert Fleming and Robert Fleming Asset Management Limited is 25 Copthall Avenue, London EC2R 7DR, United Kingdom.

     Certain information regarding the directors of FIAM is set forth below. Each of their addresses is c/o FIAM, 25 Copthall Avenue, London EC2R 7DR, United Kingdom.

  STEVEN BATES: Director of FIAM

     Born 1957. Law degree, Cambridge University. CFA, Institute of Chartered Financial Analysts (USA). Mr. Bates joined James Capel & Co. in 1980, where he worked on the North American market, first as a salesman then as a fund manager. In 1984 he joined the Robert Fleming group and was appointed a director of Fleming Investment Management in 1988. He moved to the European Portfolios Group in 1989 with responsibility for developing specialist management expertise in smaller companies and smaller markets. He was Head of the European Portfolios Group from 1991 to 1995. He is also currently Head of the Emerging Markets Portfolios Group which he established in 1989, with broad responsibility for the Group's emerging market business outside Asia.

  PATRICK GIFFORD: Director of FIAM

     Born 1945. BA Economics, Cambridge University. Mr. Gifford was economic consultant with Maxwell Stamp Associates from 1968 to 1969. He joined the Robert Fleming group in 1969 and was appointed manager of two unit trusts in 1970. He was seconded to Jardine Fleming in 1971 to open their office in Tokyo and returned to Robert Fleming in 1973 as a Far Eastern fund manager; He was appointed Head of Department and a director from 1974. In 1981, he was appointed director of Robert Fleming, with responsibility for Far Eastern business and has remained as a director until March 1998. In 1983, he took charge of all international equity investment activities. He is also a director of Jardine Fleming Holdings. He was appointed Chief Executive of Fleming International Investment Management ("FIIM") and a director of Robert Fleming Asset Management from April 1988. Following the re-organization of investment management business in November 1989, he took on responsibility for Robert Fleming's institutional marketing and business development worldwide. He was appointed a director of Fleming Investment Management in October 1990, following its merger with FIIM, and was a member of the executive committee. He resigned from Fleming Investment Management in December 1993 upon his appointment as Chief Executive of Fleming Investment Trust Management in January 1994 and Chairman in April 1994. Mr. Gifford currently remains as Chairman of Fleming Investment Trust Management and has stepped down from his appointment of Chief Executive.

  MAX HOPFL: Director of FIAM

     Born 1946. BA Philosophy/History of Art, Manchester University, 1968. Member of UK Society of Investment Analysts. Mr. Hopfl worked as a UK research analyst for Hoblyn & Co. (stockbrokers) between 1969 and 1973, and subsequently at Vickers da Costa where he was Manager of the European Research Department. He joined the Robert Fleming group in 1978 as Head of European Research, a post he held until 1981 when he transferred to Rowe Price-Fleming International (a joint venture between a Robert Fleming group entity and T. Rowe Price Associates Inc., a U.S. investment adviser) as Investment Manager and Vice President. He was appointed Executive Vice-President in 1983, and in 1986 returned to Robert Fleming Asset Management in London as a director and Head of the International Portfolios Group. He was appointed a member of the executive committee in 1990, and is now International Business Manager of Fleming Investment Management Ltd. and a director of Fleming Canada Partners, Fleming Martin Asset Management and Fleming Worldwide Income Investment Trust. On September 1, 1998, he was appointed Chief Executive of Fleming Martin Asset Management.

TERMS AND CONDITIONS OF THE INVESTMENT ADVISORY AGREEMENT

     Pursuant to the Investment Advisory Agreement, the Fund has retained the Investment Adviser to manage the investment of the Fund's assets and to provide such investment research, advice and supervision, in conformity with the Fund's investment objective, policies and restrictions, as may be necessary for the operation of the Fund.

     The Investment Advisory Agreement will continue in effect for successive periods not exceeding twelve months, unless sooner terminated, so long as each such continuance is approved at least annually by a vote of the Board of Directors in accordance with the 1940 Act. The Investment Advisory Agreement may be terminated by the Fund, without the payment of any penalty, at any time upon not less than sixty days' written notice to FIAM, or by FIAM upon not less than sixty days' written notice to the Fund. The Investment Advisory Agreement will automatically terminate in the event of its assignment (as defined in the 1940
Act) by either FIAM or the Fund, except under certain circumstances.

     Although the Investment Adviser devotes such time and effort to the business of the Fund as it believes is reasonably necessary to perform its duties to the Fund, the services of the Investment Adviser are not exclusive and the Investment Adviser may provide similar services to other investment companies and other clients and may engage in other activities.

     The Investment Advisory Agreement provides, among other things, that the Investment Adviser will bear all expenses of its officers and employees, and any overhead incurred in connection with its duties thereunder, and shall bear the costs of any directors' fees and salaries of the Fund's directors and officers who are affiliated persons (as such terms are defined in the 1940 Act) of the Investment Adviser, except that the Board of Directors may approve reimbursement to the Investment Adviser of the pro-rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations by personnel who devote substantial time to the operations (other than the provision of investment advice) of the Fund or the operations of other investment companies advised by the Investment Adviser. The Investment Advisory Agreement provides that the Fund shall pay to the Investment Adviser a monthly fee for its services computed at the annualized rate of 1.25% of the Fund's average weekly net assets. During the fiscal year ended February 28, 1998, FIAM earned $973,141 in fees under the Investment Advisory Agreement.

     Under the terms of the Investment Advisory Agreement, the Investment Adviser is not liable for any error of judgment or for any loss suffered by the Fund in connection with the matters relating to the Investment Advisory Agreement. The Investment Adviser is liable for losses resulting from wilful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under the Investment Advisory Agreement.

PORTFOLIO TRANSACTIONS AND BROKERAGE

     The primary objective in placing orders for the purchase and sale of securities for the Fund's portfolio is to obtain the best price together with efficient execution, taking into account such factors as commission, size of order, difficulty of execution and skill required of the broker. Subject to best price together with efficient execution, orders for brokerage transactions may be placed with brokers affiliated with FIAM. The Fund's policy requires that commissions paid to such affiliated brokers be reasonable and fair compared with commissions received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. The Fund cannot engage in principal transactions with affiliated brokers.

     During the fiscal year ended February 28, 1998, the Fund incurred brokerage commissions totaling $342,400. During such period, the Fund paid brokerage commissions to Fleming Martin Limited, a broker affiliated to FIAM, amounting to $217,689, or 63.6% of the Fund's aggregate brokerage commissions. The foregoing broker may be deemed a broker affiliated with FIAM because it, together with FIAM, is controlled, directly or indirectly, by Robert Fleming.

RECENT APPROVAL OF INVESTMENT ADVISORY AGREEMENT BY BOARD OF DIRECTORS

     As required under the 1940 Act, the Board of Directors, including the non-interested directors, recently approved the continuation of the Investment Advisory Agreement with FIAM after concluding, upon review of relevant information made available to them pursuant to the 1940 Act, that such continuation was in the best interests of the stockholders of the Fund. At a meeting held on February 19, 1998, the Board of Directors, including the non-interested directors voting separately, unanimously approved the continuation of the Investment Advisory Agreement with FIAM. As required by
Section 15 of the 1940 Act, investment advisory agreements must be approved annually by the Board (including a majority of the non-interested directors) or a majority of the outstanding voting securities of an investment company.
Section 15(c) of the 1940 Act charges the directors of the Board with the duty to review such information as may reasonably be necessary to evaluate the terms of the investment advisory agreement. In anticipation of the Board meeting on February 19, 1998 and in accordance with its practice, FIAM provided the directors with extensive information so as to enable them to conduct a meaningful evaluation of the Investment Advisory Agreement before deciding whether to approve its continuation. This information included, among other things, (i) a comparison of the expense ratio of the Fund, two other closed-end investment companies listed on the New York Stock Exchange which invest in securities of South African issuers (hereinafter referred to as the "other South African Funds") and other so-called "country" funds, (ii) a comparison of the performance of the Fund, the other South African Funds and other country funds, (iii) the biographies of a number of FIAM personnel who have direct involvement with the Fund, (iv) financial statements relating to FIAM and Robert Fleming, and (v) an analysis of the funds under management of Robert Fleming entities.

     After finding, among other things, that (i) the Fund's expense ratio is consistent with the levels of those of comparable funds, (ii) the Fund's performance is within the range of performance that may reasonably be expected of a fund with an investment objective strategy such as that of the Fund, and
(iii) FIAM and the personnel assigned to the Fund, including, without limitation, officers of the Fund involved in making recommendations to FIAM, have the requisite experience and skill to manage the Fund in accordance with its investment objective and policies, the Board, including the non-interested directors, concluded that the continuation of the Investment Advisory Agreement was in the best interest of the stockholders of the Fund. The Board reached this determination in the exercise of their business judgment as part of their lawful authority over the Fund's business affairs under Maryland law.

                                                                       EXHIBIT I

                         INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, dated March 4, 1994, between The New South Africa Fund Inc. (the "Company"), a Maryland corporation, and Robert Fleming Inc. (the "Adviser"), a Delaware corporation.

     In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. IN GENERAL

     The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Company with respect to the investment of the Company's assets and to supervise and arrange the purchase of securities for and the sale of securities held in the investment portfolio of the Company.

2. DUTIES AND OBLIGATIONS OF THE ADVISER WITH RESPECT TO INVESTMENTS OF ASSETS OF THE COMPANY

     (a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Company's Board of Directors, the Adviser shall
(i) act as investment adviser for and supervise and manage the investment and reinvestment of the Company's assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Company and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Company; (ii) supervise continuously the investment program of the Company and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Company.

     (b) In the performance of its duties under this Agreement, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940 (the "Act"), and of any rules or regulations in force thereunder; (ii) any other applicable provision of law; (iii) the provisions of the Articles of Incorporation and By-Laws of the Company, as such documents are amended from time to time; (iv) the investment objective, policies and restrictions of the Company as set forth in its Registration Statement on Form N-2 (file nos. 33-74266 and 811-8298); and
(v) any policies and determinations of the Board of Directors of the Company.

     (c) The Adviser will bear all costs and expenses of its officers and employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or directors' fees of any officers or directors of the Company who are affiliated persons (as defined in the Act) of the Adviser except that the Board of Directors of the Company may approve reimbursement to the Adviser of the pro-rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment cost for the time spent on Company operations (other than the provision of investment advice) of all personnel employed by the Adviser who devote substantial time to Company operations or the operations of other investment companies advised by the Adviser.

     (d) The Adviser shall give the Company the benefit of its best judgment and effort in rendering services hereunder, but the Adviser shall not be liable for any act of omission or for any loss sustained by the Company in connection with the matters to which this Agreement relates, except a loss resulting from wilful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     (e) Nothing in this Agreement shall prevent the Advisor or any shareholder, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its employees, trading any securities for its or their own accounts or for the account of others for whom it or they may be acting, provided, however that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

3. PORTFOLIO TRANSACTIONS AND BROKERAGE

     The Adviser is authorized, for the purchase and sale of the Company's portfolio securities, to employ such securities dealers as may, in the judgment of the Adviser, implement the policy of the Company to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Company's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Company.

4. COMPENSATION OF THE ADVISER

     (a) The Company agrees to pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such, a fee computed and payable monthly in an amount equal to 1.25% of the Company's average weekly net asset value on an annualized basis.

     (b) For purposes of this Agreement, the net assets of the Company shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the Company for calculating the net asset value of the Company's shares or delegating such calculations to third parties.

5. INDEMNITY

     (a) The Company hereby agrees to indemnify the Adviser and each of the Adviser's officers, employees, and agents (including any individual who served at the Adviser's request as director, officer, partner, trustee or the like of another corporation)(each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgment, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 5 or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Company or its shareholders or any expense of such indemnitee arising by reason of (i) wilful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Company and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Company and did not involve disabling conduct by such indemnitee, and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Company.

     (b) The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that he is entitled to such indemnification and if the directors of the Company determine that the facts then known to them would not prelude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Company shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum consisting of directors of the Company who are either "interested persons" of the Company (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding ("Disinterested Non-Party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

     (c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason by disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Company, or
(ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.

     The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

6. DURATION AND TERMINATION

     This Agreement shall become effective upon the later of either the effective date of the Company's Registration Statement on Form N-2 (file nos. 33-74266 and 811-8298) or the date it is approved by the stockholders of the Company, and shall continue in effect for a period of two years and thereafter from year to year, but only so long as such continuation is specifically approved at least annually in accordance with the requirements of the Act.

     This Agreement may be terminated by the Adviser at any time without penalty upon giving the Company sixty days written notice (which notice may be waived by the Company) and may be terminated by the Company at any time without penalty upon giving the Adviser sixty days notice (which notice may be waived by the Adviser), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Directors of the Company in office at the time or by the vote of the holders of a "majority" (as defined in the Act) of the voting securities of the Company at the time outstanding and entitled to vote. This Agreement shall terminate automatically in the event of its assignment (as "assignment" is defined in the Act).

7. NOTICES

     Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

8. GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the Act.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their respective seals to be hereunto affixed, all as of the day and the year first above written.

                                          THE NEW SOUTH AFRICA FUND INC.

                                          By         /s/ JOHN BALFE
                                            ------------------------------------
                                            Name: John Balfe
                                            Title: Vice-President

[SEAL]

                                          ROBERT FLEMING INC.

                                          By    /s/ C. FREDERIC STONE III
                                            ------------------------------------
                                            Name: C. Frederic Stone III
                                            Title: Managing Director

[SEAL]

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

     ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of May 4, 1994 (the "Assignment"), among ROBERT FLEMING INC., a Delaware corporation ("Assignor"), FLEMING INTERNATIONAL ASSET MANAGEMENT LIMITED, a company incorporated pursuant to the laws of England ("Assignee"), and THE NEW SOUTH AFRICA FUND INC., a Maryland corporation (the "Fund").

     The parties agree as follows:

          1. Assignment. For good and valuable consideration, receipt of which is hereby acknowledged, the Assignor hereby assigns to the Assignee all of its right, title and interest in and to the Advisory Agreement dated as of March 4, 1994 between Assignor and the Fund, pursuant to which the Assignor acts as investment adviser to the Fund (the "Advisory Agreement").

          2. Assumption. The Assignee hereby assumes and covenants to perform all the duties and obligations of the Assignor under the Advisory Agreement.

          3. Consent. The Fund hereby consents to the assignment by Assignor and assumption by Assignee of the Advisory Agreement and the substitution of Assignee as "Adviser" thereunder.

     IN WITNESS WHEREOF, Assignor, Assignee and the Fund have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


THE NEW SOUTH AFRICA FUND INC.                      ROBERT FLEMING INC.
By:       AUTHORIZED OFFICER                        By:       AUTHORIZED OFFICER

   -----------------------------------------
                                                        -----------------------------

                                                     FLEMING INTERNATIONAL ASSET
                                                     MANAGEMENT LIMITED

                                                     By:       AUTHORIZED OFFICER
                                                         -----------------------------

PROXY                    THE NEW SOUTH AFRICA FUND INC.



    PROXY SOLICITED BY THE BOARD OF DIRECTORS of The New South Africa Fund Inc. for use at the Special Meeting of Stockholders to be held at 11:00 a.m. on November 23, 1998 at the offices of Bear Stearns Funds Management Inc., 245 Park Avenue, New York, New York 10167, U.S.A. The undersigned hereby appoints Arnold Witkin and Linda E. Field with full power of substitution, as proxies of the undersigned to vote at the above-stated Meeting and at all adjournments thereof, all shares of the Fund held of record by the undersigned on the Record Date for the Meeting upon the following matters, and upon any other matter which may properly come before the Meeting or any adjournment thereof, in their discretion.


    Every properly signed proxy will be voted in the manner specified herein and, in the absence of specification, will be treated as GRANTING authority to vote "AGAINST" Stockholder Proposal A and to "ABSTAIN" from voting on Stockholder Proposal B.

1.  STOCKHOLDER PROPOSALS

    A. Stockholder Proposal A to terminate the Fund's Investment Advisory Agreement with Fleming International Asset Management Limited and recommend entering into a new investment advisory agreement with Fleming International Asset Management with the specified fee terms.

             [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

                (Continued and to be signed on the reverse side)

                          (Continued from other side)

    B. Stockholder Proposal B to recommend that the Board of Directors consider approving and submitting to stockholders, as soon as possible, a plan whereby the Fund would be liquidated in an orderly manner.

             [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

2. IN HIS DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    Receipt of Notice of Meeting and Proxy Statement is hereby acknowledged.

                                                    Dated:

   ----------------------------------------------------------------------------,
                                                    1998

                                                    ----------------------------
                                                            (Signature)

                                                    ----------------------------
                                                            (Signature)


PLEASE SIGN EXACTLY AS NAME APPEARS. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


                     PLEASE SIGN, DATE AND RETURN PROMPTLY